Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee
Chief Financial Officer
612/617-8571
marvin.dee@HawkinsInc.com

Jennifer A. Weichert
Weichert Financial Relations, Inc.
651/686-9751
JWeichert@Comcast.net

HAWKINS, INC. REPORTS
FISCAL 2007 FIRST QUARTER RESULTS

Minneapolis, MN, August 2, 2006 – Hawkins, Inc. (Nasdaq: HWKN) today announced sales of $41.5 million for its first quarter ended June 30, 2006, an increase of 15.6% over the $35.9 million in sales for last year’s first quarter. Net income for the first quarter of fiscal 2007 was $2.8 million, or $0.28 per share, compared to net income of $2.7 million, or $0.27 per share, for the same period of fiscal 2006.

Gross margin, as a percentage of sales, was 26.1% for the first quarter of fiscal 2007 compared to 27.6% in the same period a year ago. The gross margin was impacted by fluctuations in the cost of caustic soda, changes in product mix, increased energy costs and competitive pressures.

The increase in selling, general and administrative expenses was primarily due to consulting fees incurred to support the ongoing implementation of the Company’s Enterprise Resource Planning system.

Chief Executive Officer, John R. Hawkins, commented, “We are pleased with the healthy first quarter sales growth. It was driven by favorable weather conditions, expanded product and service offerings and increased volumes along several product lines.”

“Our focus on maintaining our financial strength is evident as we ended the first quarter of fiscal 2007 with approximately $23.4 million in cash and marketable securities and no debt,” Hawkins stated. “Hawkins has proven successful in managing cash flow while investing for the future. We see tremendous synergies between the investments we have made in the past in our businesses, our people and our customers and today’s successes. We intend to drive shareholder value through continued revenue growth, by finding solutions to satisfy customers and by competing and winning in the marketplace.”

Hawkins serves customers primarily on a regional basis. The industries in which the Industrial segment participates is in the fields of energy, electronics, chemical processing, pulp and paper, medical devices, metal finishing, food manufacturing and processing plants. The Water Treatment segment provides water and waste-water treatment equipment and chemicals to improve the quality of life while operating in concert with the environment. The Industrial and Water Treatment segments’ customers receive a great benefit from Hawkins’ chemical distribution, blending, and related expertise. The Pharmaceutical segment specializes in providing pharmaceutical chemicals to pharmacies and small-scale pharmaceutical manufacturers across the nation. The Company’s products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, the ability of Hawkins to identify and successfully pursue other business opportunities, and the effectiveness of Hawkins’ internal controls. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended April 2, 2006, Forms 10-Q, and other SEC filings.

HAWKINS, INC.
CONDENSED STATEMENTS OF INCOME
(unaudited)

	Quarters Ended
	June 30, 2006	June 30, 2005

Sales	$41,460,663	$35,854,527

Cost of sales	30,637,578	25,968,869

Gross margin	10,823,085	9,885,658

Selling, general and administrative expenses	6,636,865	5,898,396

Income from operations	4,186,220	3,987,262

Investment income	301,247	308,224

Income before income taxes	4,487,467	4,295,486

Provision for income taxes	1,687,500	1,546,000

Net income	$2,799,967	$2,749,486

Weighted average number of shares outstanding - basic	10,171,496	10,216,688

Weighted average number of shares outstanding - diluted	10,171,496	10,243,905

Earnings per share - basic and diluted	$0.28	$0.27

Cash dividends declared per common share	$—	$—

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